 Morgan Stanley Finance LLC

October 2023

Pricing Supplement No. 10,800

Registration Statement Nos. 333-250103; 333-250103-01

Dated October 31, 2023

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

Buffered PLUS Based on a Basket Consisting of Five Indices due May 8, 2025

Buffered Performance Leveraged Upside Securities℠ with Downside Factor

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Buffered PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document. At maturity, if the basket, as measured on each of the five averaging dates, has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket. If the basket has depreciated in value, but the basket has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par. However, if the basket, as measured on each of the five averaging dates, has declined by more than the buffer amount, investors will lose 1.1111% for every 1% decline beyond the specified buffer amount. There is no minimum payment at maturity on the Buffered PLUS. Accordingly, you could lose your entire initial investment in the Buffered PLUS. The Buffered PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the basket. The Buffered PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Buffered PLUS are not secured obligations, and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
	Issuer:	Morgan Stanley Finance LLC
	Guarantor:	Morgan Stanley
	Maturity date:	May 8, 2025
	Original issue price:	$1,000 per Buffered PLUS
	Stated principal amount:	$1,000 per Buffered PLUS
	Pricing date:	October 31, 2023
	Original issue date:	November 6, 2023 (4 business days after the pricing date)
	Aggregate principal amount:	$4,871,000
	Interest:	None
Basket:	Basket component		Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	EURO STOXX 50® Index (the “SX5E Index”)		SX5E	36.00%	4,061.12	0.008864550
	Tokyo Stock Price Index (the “TPX Index”)		TPX	26.00%	2,253.72	0.011536482
	FTSE® 100 Index (the “UKX Index”)		UKX	17.00%	7,321.72	0.002321859
	Swiss Market Index (the “SMI Index”)		SMI	12.00%	10,391.16	0.001154828
	S&P/ASX 200 Index (the “AS51 Index”)		AS51	9.00%	6,780.678	0.001327301
	We refer to each of the SX5E Index, the TPX Index, the UKX Index, the SMI Index and the AS51 Index as an underlying index and, together as the basket components.
	Payment at maturity (per Buffered PLUS):

￭If the final basket value, as measured on each of the five averaging dates, is greater than the initial basket value:

$1,000 + the leveraged upside payment

￭If the final basket value, as measured on each of the five averaging dates, is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10%: $1,000

￭If the final basket value, as measured on each of the five averaging dates, is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10%:

$1,000 + [$1,000 x (basket return + 10%) x downside factor]

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the Buffered PLUS. Accordingly, you could lose your entire initial investment in the Buffered PLUS.

	Leveraged upside payment:			$1,000 × leverage factor × basket return
	Leverage factor:			164.50%
	Downside factor:			1.1111
	Basket return:			(final basket value – initial basket value) / initial basket value
	Buffer amount:			10%
	Minimum payment at maturity:			None
	Initial basket value:

100, which is equal to the sum of the products of the initial basket component values of each of the basket components, as set forth under “Basket—Initial basket component value” above, and the applicable multiplier for each of the basket components, each of which was determined on the pricing date.

	Final basket value:			The arithmetic average of the basket closing values on each of the five averaging dates.
	Averaging dates:			April 22, 2025, April 23, 2025, April 24, 2025, April 28, 2025 and April 30, 2025, subject to postponement for non-index business days and certain market disruption events.
	Basket closing value:

The basket closing value on any day is the sum of the products of (i) the basket component closing value of each of the basket components and (ii) the applicable multiplier for such basket component on such date.

	Basket component closing value:			In the case of each underlying index, the index closing value of such underlying index.
	Multiplier:

The multipliers were set on the pricing date based on each basket component’s respective initial basket component value so that each basket component represents its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the Buffered PLUS. See “Basket—Multiplier” above.

	Listing:			The Buffered PLUS will not be listed on any securities exchange.
	CUSIP / ISIN:			61775MTZ9 / US61775MTZ94
	Agent:			Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
	Estimated value on the pricing date:			$982.50 per Buffered PLUS. See “Investment Overview” on page 2.
	Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
	Per Buffered PLUS	$1,000	$2.50	$997.50
	Total	$4,871,000	$12,177.50	$4,858,822.50

(1)The Buffered PLUS will be sold only to investors purchasing the Buffered PLUS in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the Buffered PLUS that it purchases from us to an unaffiliated dealer at a price of $997.50 per Buffered PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Buffered PLUS. MS & Co. will not receive a sales commission with respect to the Buffered PLUS. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(3)See “Use of proceeds and hedging” on page 20.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Buffered PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Buffered PLUS” and “Additional Information About the Buffered PLUS” at the end of this document.

References to “we,” “us,” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated November 16, 2020  Index Supplement dated November 16, 2020 Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Five Indices due May 8, 2025

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on a Basket Consisting of Five Indices May 8, 2025 (the “Buffered PLUS”) can be used:

￭As an alternative to direct exposure to the basket that enhances returns for any positive performance of the basket

￭To enhance returns and potentially outperform the basket in a bullish scenario

￭To achieve similar levels of upside exposure to the basket as a direct investment while using fewer dollars by taking advantage of the leverage factor

￭To obtain a buffer against a specified level of negative performance in the basket

Maturity:	Approximately 1.5 years
Leverage factor:	164.50%
Buffer amount:	10%
Downside factor:	1.1111
Minimum payment at maturity:	None. You could lose your entire initial investment in the Buffered PLUS.
Basket weighting:	36.00% for the SX5E Index, 26.00% for the TPX Index and 17.00% for the UKX Index, 12.00% for the SMI Index and 9.00% for the AS51 Index
Interest:	None

The original issue price of each Buffered PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Buffered PLUS, which are borne by you, and, consequently, the estimated value of the Buffered PLUS on the pricing date is less than $1,000. We estimate that the value of each Buffered PLUS on the pricing date is $982.50.

What goes into the estimated value on the pricing date?

In valuing the Buffered PLUS on the pricing date, we take into account that the Buffered PLUS comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the Buffered PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Buffered PLUS?

In determining the economic terms of the Buffered PLUS, including the leverage factor, the buffer amount and the downside factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Buffered PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Buffered PLUS?

The price at which MS & Co. purchases the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Buffered PLUS and, if it once chooses to make a market, may cease doing so at any time.

October 2023 Page 2

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Five Indices due May 8, 2025

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

Key Investment Rationale

The Buffered PLUS offer leveraged upside exposure to the positive performance of the basket while providing limited protection against negative performance of the basket. Once the basket has decreased in value by more than the specified buffer amount, investors are exposed to the negative performance of the basket on a leveraged basis. At maturity, if the basket, as measured on each of the five averaging dates, has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying basket. At maturity, if the basket, as measured on each of the five averaging dates, has depreciated and (i) if the closing value of the basket has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par, or (ii) if the closing value of the basket has declined by more than the buffer amount, the investor will lose 1.1111% for every 1% decline beyond the specified buffer amount. There is no minimum payment at maturity on the Buffered PLUS. Accordingly, you could lose your entire initial investment in the Buffered PLUS.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for any positive performance relative to a direct investment in the basket.
Upside Scenario	The basket, as measured on each of the five averaging dates, increases in value, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000 plus 164.50% of the basket return.
Par Scenario	The basket, as measured on each of the five averaging dates, declines in value by no more than 10%, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Downside Scenario

The basket, as measured on each of the five averaging dates, declines in value by more than 10%, and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket beyond the buffer amount of 10% times the downside factor of 1.1111. (Example: if the basket decreases in value by 50%, the Buffered PLUS will redeem for $555.56 or 55.556% of the stated principal amount.) There is no minimum payment at maturity on the Buffered PLUS. Accordingly, you could lose your entire initial investment in the Buffered PLUS.

October 2023 Page 3

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Five Indices due May 8, 2025

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	164.50%
Buffer amount:	10%
Downside factor:	1.1111
Minimum payment at maturity:	None. You could lose your entire initial investment in the Buffered PLUS.

Buffered PLUS Payoff Diagram

The Basket
The Buffered PLUS
Payment at Maturity on the Buffered PLUS
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
PLUS Zone
$1,000 Stated Principal Amount
Buffer Zone
-100%
-80%
-60%
-40%
-20%
-10%
0%
20%
40%
60%
80%
100%
Basket Percent Change

How it works

￭Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $1,000 stated principal amount plus 164.50% of the appreciation of the basket over the term of the Buffered PLUS.

￭If the basket appreciates 2%, the investor would receive a 3.29% return, or $1,032.90 per Buffered PLUS.

￭Par Scenario. If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10%, investors will receive the stated principal amount of $1,000 per Buffered PLUS.

￭If the basket depreciates 5%, investors would receive the $1,000 stated principal amount.

￭Downside Scenario. If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket beyond the buffer amount of 10% times the downside factor of 1.1111.

￭For example, if the basket depreciates 60%, investors would lose 55.555% of their principal and receive only $444.45 per Buffered PLUS at maturity, or 44.445% of the stated principal amount.

October 2023 Page 4

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Five Indices due May 8, 2025

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

Risks Relating to an Investment in the Buffered PLUS

￭The Buffered PLUS do not pay interest or guarantee the return of any of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and do not guarantee any return of principal at maturity. If the final basket value, as measured on each of the five averaging dates, is less than 90% of the initial basket value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the basket below 90% of the initial basket value times the downside factor of 1.1111. There is no minimum payment at maturity on the Buffered PLUS. Accordingly, you could lose your entire initial investment in the Buffered PLUS.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the basket components, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Buffered PLUS will be affected by the other factors described above. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

￭The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. You are dependent on our ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to our credit risk. The Buffered PLUS are not guaranteed by any other entity. If we default on our obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Buffered PLUS.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the Buffered PLUS is not linked to the value of the basket components at any time other than the averaging dates. The final basket value will be based on the arithmetic average of the basket closing values on each of the five averaging dates, subject to postponement for non-index business days and certain market disruption events. Even if the value of the basket components appreciates prior to the averaging dates but then drops by the averaging dates by more than 10% of the initial basket value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket components prior to such drop. Although the actual value of the basket components on the stated maturity date or at other times during the term of the Buffered PLUS may be higher than the basket closing value on the averaging dates, the payment at maturity will be based solely on the basket closing value on the five averaging dates.

￭Investing in the Buffered PLUS is not equivalent to investing in the basket components. Investing in the Buffered PLUS is not equivalent to investing directly in the basket components or any of the component stocks of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index or the S&P/ASX 200 Index. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any of the component stocks of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index or the S&P/ASX 200 Index.

October 2023 Page 5

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Five Indices due May 8, 2025

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Buffered PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Buffered PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Buffered PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the Buffered PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Buffered PLUS than those generated by others, including other dealers in the market, if they attempted to value the Buffered PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Buffered PLUS in the secondary market (if any exists) at any time. The value of your Buffered PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. MS & Co. may, but is not obligated to, make a market in the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS. As calculation agent, MS & Co. will determine the initial basket component values, the multipliers and the final basket value, and will calculate the basket return and the amount of cash you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the basket component closing value in the event of a market disruption event or discontinuance of an underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Buffered PLUS on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the basket components or component stocks of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index or the S&P/ASX 200 Index), including trading in the stocks that constitute the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss

October 2023 Page 6

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Five Indices due May 8, 2025

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

Market Index or the S&P/ASX 200 Index as well as in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. Some of our affiliates also trade the stocks that constitute the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index or the S&P/ASX 200 Index and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket component values of the basket components, and, therefore, could increase the values at or above which the basket components must close on the averaging dates so that investors do not suffer a loss on their initial investment in the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the averaging dates, could adversely affect the closing values of the basket components on the averaging dates, and, accordingly, the amount of cash an investor will receive at maturity, if any.

￭The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Buffered PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Buffered PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Basket Components

￭Changes in the value of one or more of the basket components may offset each other. Value movements in the basket components may not correlate with each other. At a time when the values of one or more basket components increase, the values of the other basket components may not increase as much, or may even decline. Therefore, in calculating the basket components’ performance on the averaging dates, increases in the values of one or more basket components may be moderated, or wholly offset, by lesser increases or declines in the values of other basket components.

￭The basket components are not equally weighted. The Buffered PLUS are linked to a basket of five basket components, and the basket components have different weights in determining the value of the basket. The same percentage change in two of the basket components could therefore have different effects on the basket closing value because of the unequal weighting. For example, if the weighting of one basket component is greater than the weighting of another basket component, a 5% decrease in the value of the basket component with the greater weighting will have a greater impact on the basket closing value than a 5% increase in the value of the basket component with the lesser weighting.

October 2023 Page 7

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Five Indices due May 8, 2025

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

￭There are risks associated with investments in securities, such as the Buffered PLUS, linked to the value of foreign equity securities. The Buffered PLUS are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

￭Adjustments to an underlying index could adversely affect the value of the Buffered PLUS. The publisher of an underlying index can add, delete or substitute the stocks for such underlying such index, and can make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the Buffered PLUS. In addition, an index publisher may discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index for such index that is comparable to the discontinued index and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index for such index, the payment at maturity on the Buffered PLUS will be an amount based on the closing prices on the averaging dates of the securities constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying index last in effect prior to discontinuance of such index.

￭Past performance is not indicative of future performance. The actual performance of the basket components over the term of the Buffered PLUS, as well as the amount payable at maturity, may bear little relation to the historical basket component closing values or to the hypothetical payoff return examples set forth herein. We cannot predict the future performance of the basket components.

You should also note that JPX Market Innovation & Research, Inc. (“JPX”) recently implemented methodology changes to the TPX Index that are being carried out in stages through January 2025. Among other things, this means that limited historical underlying index performance information is available incorporating the changes that have been carried out to date. Specifically, prior to April 4, 2022, the component stocks of the TPX Index consisted of all domestic common stocks listed on the First Section of the Tokyo Stock Exchange (the “TSE”). On April 4, 2022, JPX began revisions to the TPX Index in conjunction with the restructuring of the TSE into three new market segments: the Prime Market, the Standard Market and the Growth Market. Stocks that were components of the TPX Index as of April 1, 2022 continue to be included after the market restructuring, regardless of their new market segment. However, component stocks with tradeable share market capitalization of under JPY 10 billion are designated as “phased weighting reduction constituents,” and their weighting will be gradually reduced in ten stages on the last business day of each quarter beginning in October 2022 and ending in January 2025. Subject to a re-evaluation after the fourth stage, they will be removed from the TPX Index on the last business day of January 2025. Because revisions to the composition of the TPX Index are being carried out in several stages over a period of approximately 2.75 years, historical performance of the underlying index that reflects all of the currently contemplated changes will not be available until the final stage of revisions is implemented in January 2025.

October 2023 Page 8

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Five Indices due May 8, 2025

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

Basket Overview

The basket consists of the EURO STOXX 50® Index (the “SX5E Index”), the Tokyo Stock Price Index (the “TPX Index”), the FTSE® 100 Index (the “UKX Index”), the Swiss Market Index (the “SMI Index”) and the S&P/ASX 200 Index (the “AS51 Index”) and offers exposure to price movements in international equity markets.

EURO STOXX 50® Index. The SX5E Index was created by STOXX Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the SX5E Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The SX5E Index is composed of 50 component stocks of market sector leaders among the 20 STOXX supersectors, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the SX5E Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

Tokyo Stock Price Index. The TPX Index is published by JPX. The TPX Index was developed by the TSE. Publication of the TPX Index began on July 1, 1969, based on a base index value of 100 as of January 4, 1968. Prior to April 4, 2022, the TSE domestic stock market was divided into two sections: the First Section and the Second Section. Listings of stocks on the TSE were divided between these two sections, with stocks listed on the First Section typically being limited to larger, longer-established and more actively traded issues and the Second Section to smaller and newly listed companies. At that time, the component stocks of the TPX Index consisted of all domestic common stocks listed on the First Section of the TSE. On April 4, 2022, JPX began revisions to the TPX Index in conjunction with the restructuring of the TSE into three new market segments: the Prime Market, the Standard Market and the Growth Market. Stocks that were components of the TPX Index as of April 1, 2022 continue to be included after the market restructuring, regardless of their new market segment. However, component stocks with tradeable share market capitalization of under JPY 10 billion are designated as “phased weighting reduction constituents,” and their weighting will be gradually reduced in ten stages on the last business day of each quarter beginning in October 2022 and ending in January 2025. Subject to a re-evaluation after the fourth stage, they will be removed from the TPX Index on the last business day of January 2025. The TPX Index is computed and published every second via the Market Information System, and is reported to securities companies, news media, and other institutions across Japan. For additional information about the TPX Index, see the information set forth under “Tokyo Stock Price Index” in the accompanying index supplement.

“TOPIX®” and “TOPIX® Index” are registered trademarks of JPX. For more information, see “Tokyo Stock Price Index” in the accompanying index supplement.

FTSE® 100 Index. The UKX Index, which is calculated, published and disseminated by FTSE Russell, is a free-float-adjusted index which measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. The 100 stocks included in the UKX Index (the “FTSE Underlying Stocks”) are selected from a reference group of stocks trading on the London Stock Exchange which are in turn selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks are selected from this reference group by selecting 100 stocks with the largest market value. For additional information about the UKX Index, see the information set forth under “FTSE™ 100 Index” in the accompanying index supplement.

“FTSE™” and “Footsie™” are trademarks of London Stock Exchange Plc and The Financial Times Limited. For more information, see “FTSE™ 100 Index” in the accompanying index supplement.

Swiss Market Index. The SMI Index represents approximately 80% of the free-float capitalization of the Swiss equity market. The SMI Index consists of the 20 largest and most liquid equities of the Swiss Performance Index®. The composition of the SMI Index is reviewed annually, and in order to ensure a high degree of continuity in the composition of the SMI Index, the component stocks are subject to a special procedure for adding them to the SMI Index or removing them based on free-float market capitalization and liquidity. For additional information about the SMI Index, see the information set forth under “Swiss Market Index” in the accompanying index supplement.

“SMI®” is a trademark of SIX Swiss Exchange.  For more information, see “Swiss Market Index” in the accompanying index supplement.

S&P/ASX 200 Index. The AS51 Index is Australia’s large-capitalization tradable equity index and Australia’s institutional benchmark. The AS51 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization. Only stocks that are actively and regularly traded are considered

October 2023 Page 9

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Five Indices due May 8, 2025

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

for inclusion in the AS51 Index. The index is float-adjusted, and, as of April 2020, covers approximately 80% of Australian equity market capitalization. For additional information about the AS51 Index, see the information set forth under “S&P/ASX 200 Index” in the accompanying index supplement.

“Standard & Poor’s®,” “S&P®” and “S&P/ASX 200®” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P/ASX 200 Index” in the accompanying index supplement.

October 2023 Page 10

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Five Indices due May 8, 2025

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

Information as of market close on October 31, 2023:

Basket Component Information as of October 31, 2023
	Bloomberg Ticker Symbol	Current Basket Component Value	52 Weeks Ago	52 Week High	52 Week Low
SX5E Index	SX5E	4,061.12	3,617.54	(on 7/31/2023): 4,471.31	(on 11/3/2022): 3,593.18
TPX Index	TPX	2,253.72	1,929.43	(on 9/19/2023): 2,430.30	(on 1/4/2023): 1,868.15
UKX Index	UKX	7,321.72	7,094.53	(on 2/20/2023): 8,014.31	(on 10/31/2022): 7,094.53
SMI Index	SMI	10,391.16	10,827.93	(on 5/8/2023): 11,595.25	(on 10/27/2023): 10,323.71
AS51 Index	AS51	6,780.678	6,863.459	(on 2/3/2023): 7,558.108	(on 10/30/2023): 6,772.927

The following graph is calculated based on an initial basket value of 100 on January 1, 2018 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during such period. The graph does not take into account the terms of the Buffered PLUS, nor does it attempt to show your expected return on an investment in the Buffered PLUS. The historical performance of the basket should not be taken as an indication of its future performance.

Basket Historical Performance January 1, 2018 to October 31, 2023

The following graphs set forth the daily closing values of each of the basket components for the period from January 1, 2018 through October 31, 2023. The related tables set forth the published high and low closing values, as well as end-of-quarter closing values, for each of the basket components for each quarter in the same period. The closing values for each of the basket components on October 31, 2023 were: (i) in the case of the SX5E Index, 4,061.12, (ii) in the case of the TPX Index, 2,253.72, (iii) in the case of the UKX Index, 7,321.72, (iv) in the case of the SMI Index, 10,391.16, and (v) in the case of the AS51 Index, 6,780.678. We obtained the information in the graphs and tables below from Bloomberg Financial Markets, without independent verification. The historical values of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket closing value on the averaging dates.

October 2023 Page 11

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Five Indices due May 8, 2025

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

EURO STOXX 50® Index Daily Index Closing Values January 1, 2018 to October 31, 2023

EURO STOXX 50® Index	High	Low	Period End
2018
First Quarter	3,672.29	3,278.72	3,361.50
Second Quarter	3,592.18	3,340.35	3,395.60
Third Quarter	3,527.18	3,293.36	3,399.20
Fourth Quarter	3,414.16	2,937.36	3,001.42
2019
First Quarter	3,409.00	2,954.66	3,351.71
Second Quarter	3,514.62	3,280.43	3,473.69
Third Quarter	3,571.39	3,282.78	3,569.45
Fourth Quarter	3,782.27	3,413.31	3,745.15
2020
First Quarter	3,865.18	2,385.82	2,786.90
Second Quarter	3,384.29	2,662.99	3,234.07
Third Quarter	3,405.35	3,137.06	3,193.61
Fourth Quarter	3,581.37	2,958.21	3,552.64
2021
First Quarter	3,926.20	3,481.44	3,919.21
Second Quarter	4,158.14	3,924.80	4,064.30
Third Quarter	4,246.13	3,928.53	4,048.08
Fourth Quarter	4,401.49	3,996.41	4,298.41
2022
First Quarter	4,392.15	3,505.29	3,902.52
Second Quarter	3,951.12	3,427.91	3,454.86
Third Quarter	3,805.22	3,279.04	3,318.20
Fourth Quarter	3,986.83	3,318.20	3,793.62
2023
First Quarter	4,315.05	3,793.62	4,315.05
Second Quarter	4,408.59	4,218.04	4,399.09
Third Quarter	4,471.31	4,129.18	4,174.66
Fourth Quarter (through October 31, 2023)	4,205.23	4,014.36	4,061.12

October 2023 Page 12

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Five Indices due May 8, 2025

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

Tokyo Stock Price Index Daily Index Closing Values January 1, 2018 to October 31, 2023

Tokyo Stock Price Index	High	Low	Period End
2018
First Quarter	1,911.07	1,664.94	1,716.30
Second Quarter	1,815.25	1,703.80	1,730.89
Third Quarter	1,822.44	1,676.20	1,817.25
Fourth Quarter	1,824.03	1,415.55	1,494.09
2019
First Quarter	1,627.59	1,471.16	1,591.64
Second Quarter	1,630.68	1,498.96	1,551.14
Third Quarter	1,623.27	1,478.03	1,587.80
Fourth Quarter	1,747.20	1,568.87	1,721.36
2020
First Quarter	1,744.16	1,236.34	1,403.04
Second Quarter	1,630.72	1,325.13	1,558.77
Third Quarter	1,661.93	1,496.06	1,625.49
Fourth Quarter	1,819.18	1,579.33	1,804.68
2021
First Quarter	2,012.21	1,791.22	1,954.00
Second Quarter	1,983.54	1,849.04	1,943.57
Third Quarter	2,118.87	1,880.68	2,030.16
Fourth Quarter	2,055.56	1,926.37	1,992.33
2022
First Quarter	2,039.27	1,758.89	1,946.40
Second Quarter	1,969.98	1,818.94	1,870.82
Third Quarter	2,006.99	1,835.94	1,835.94
Fourth Quarter	2,018.80	1,835.94	1,891.71
2023
First Quarter	2,071.09	1,868.15	2,003.50
Second Quarter	2,300.36	1,961.28	2,288.60
Third Quarter	2,430.30	2,221.48	2,323.39
Fourth Quarter (through October 31, 2023)	2,342.49	2,218.89	2,253.72

October 2023 Page 13

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Five Indices due May 8, 2025

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

FTSE® 100 Index Daily Index Closing Values January 1, 2018 to October 31, 2023

FTSE® 100 Index	High	Low	Period End
2018
First Quarter	7,778.64	6,888.69	7,056.61
Second Quarter	7,877.45	7,030.46	7,636.93
Third Quarter	7,776.65	7,273.54	7,510.20
Fourth Quarter	7,510.28	6,584.68	6,728.13
2019
First Quarter	7,355.31	6,692.66	7,279.19
Second Quarter	7,523.07	7,161.71	7,425.63
Third Quarter	7,686.61	7,067.01	7,408.21
Fourth Quarter	7,644.90	7,077.64	7,542.44
2020
First Quarter	7,674.56	4,993.89	5,671.96
Second Quarter	6,484.30	5,415.50	6,169.74
Third Quarter	6,292.65	5,799.08	5,866.10
Fourth Quarter	6,602.65	5,577.27	6,460.52
2021
First Quarter	6,873.26	6,407.46	6,713.63
Second Quarter	7,184.95	6,737.30	7,037.47
Third Quarter	7,220.14	6,844.39	7,086.42
Fourth Quarter	7,420.69	6,995.87	7,384.54
2022
First Quarter	7,672.40	6,959.48	7,515.68
Second Quarter	7,669.56	7,016.25	7,169.28
Third Quarter	7,550.37	6,881.59	6,893.81
Fourth Quarter	7,573.05	6,826.15	7,451.74
2023
First Quarter	8,014.31	7,335.40	7,631.74
Second Quarter	7,914.13	7,446.14	7,531.53
Third Quarter	7,731.65	7,256.94	7,608.08
Fourth Quarter (through October 31, 2023)	7,675.21	7,291.28	7,321.72

October 2023 Page 14

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Five Indices due May 8, 2025

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

Swiss Market Index Daily Index Closing Values January 1, 2018 to October 31, 2023

Swiss Market Index	High	Low	Period End
2018
First Quarter	9,611.61	8,509.29	8,740.97
Second Quarter	9,000.89	8,456.95	8,609.30
Third Quarter	9,201.22	8,529.59	9,087.99
Fourth Quarter	9,175.21	8,195.64	8,429.30
2019
First Quarter	9,525.92	8,429.30	9,477.84
Second Quarter	9,988.55	9,363.18	9,898.24
Third Quarter	10,098.59	9,533.98	10,078.32
Fourth Quarter	10,730.15	9,757.28	10,616.94
2020
First Quarter	11,263.01	8,160.79	9,311.92
Second Quarter	10,266.29	9,168.98	10,045.30
Third Quarter	10,552.04	10,005.90	10,187.00
Fourth Quarter	10,703.51	9,556.14	10,703.51
2021
First Quarter	11,121.42	10,522.22	11,047.37
Second Quarter	12,028.45	10,970.93	11,942.72
Third Quarter	12,545.35	11,485.58	11,642.45
Fourth Quarter	12,970.53	11,569.39	12,875.66
2022
First Quarter	12,939.17	11,057.06	12,161.53
Second Quarter	12,528.61	10,451.31	10,741.21
Third Quarter	11,202.66	10,072.62	10,267.55
Fourth Quarter	11,238.20	10,199.32	10,729.40
2023
First Quarter	11,435.99	10,516.40	11,106.24
Second Quarter	11,595.25	11,073.48	11,280.29
Third Quarter	11,373.21	10,839.06	10,963.50
Fourth Quarter (through October 31, 2023)	11,038.30	10,323.71	10,391.16

October 2023 Page 15

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Five Indices due May 8, 2025

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

S&P/ASX 200 Index Daily Index Closing Values January 1, 2018 to October 31, 2023

S&P/ASX 200 Index	High	Low	Period End
2018
First Quarter	6,135.807	5,759.365	5,759.365
Second Quarter	6,232.134	5,751.924	6,194.633
Third Quarter	6,352.236	6,128.717	6,207.561
Fourth Quarter	6,185.486	5,467.639	5,646.400
2019
First Quarter	6,263.885	5,557.755	6,180.731
Second Quarter	6,687.413	6,181.259	6,618.772
Third Quarter	6,845.083	6,405.528	6,688.348
Fourth Quarter	6,863.998	6,492.990	6,684.075
2020
First Quarter	7,162.494	4,546.035	5,076.827
Second Quarter	6,148.426	5,067.482	5,897.882
Third Quarter	6,167.641	5,784.065	5,815.941
Fourth Quarter	6,756.673	5,791.501	6,587.096
2021
First Quarter	6,917.274	6,587.096	6,790.667
Second Quarter	7,386.174	6,828.694	7,313.023
Third Quarter	7,628.923	7,196.713	7,332.159
Fourth Quarter	7,513.373	7,185.545	7,444.642
2022
First Quarter	7,589.757	6,838.282	7,499.588
Second Quarter	7,592.790	6,433.368	6,568.063
Third Quarter	7,127.684	6,462.027	6,474.198
Fourth Quarter	7,354.418	6,456.866	7,038.688
2023
First Quarter	7,558.108	6,898.507	7,177.754
Second Quarter	7,381.515	7,078.654	7,203.299
Third Quarter	7,455.917	7,004.033	7,048.637
Fourth Quarter (through October 31, 2023)	7,090.976	6,772.927	6,780.678

October 2023 Page 16

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Five Indices due May 8, 2025

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

Additional Terms of the Buffered PLUS

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publishers:

With respect to the SX5E Index, STOXX Limited, or any successor thereof.

With respect to the TPX Index, JPX Market Innovation & Research, Inc., or any successor thereof.

With respect to the UKX Index, FTSE Russell, or any successor thereof.

With respect to the SMI Index, SIX Group Ltd., or any successor thereof.

With respect to the AS51 Index, S&P Dow Jones Indices LLC, or any successor thereof.

Postponement of maturity date:

If any scheduled averaging date is not an index business day with respect to the basket components or if a market disruption event occurs on any averaging date so that the final averaging date for any basket component is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the final averaging date as postponed.

Bull market or bear market Buffered PLUS:	Bull Market Buffered PLUS
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the final averaging date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the Buffered PLUS by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Buffered PLUS in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual final averaging date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the Buffered PLUS, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the Buffered PLUS, if any, to the trustee for delivery to the depositary, as holder of the Buffered PLUS, on the maturity date.

October 2023 Page 17

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Five Indices due May 8, 2025

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

Additional Information About the Buffered PLUS

Additional Information:
Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Buffered PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Buffered PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Buffered PLUS.

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Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Five Indices due May 8, 2025

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Buffered PLUS.

Use of proceeds and hedging:

The proceeds from the sale of the Buffered PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Buffered PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Buffered PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Buffered PLUS borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Buffered PLUS.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the Buffered PLUS by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the basket components, in futures and/or options contracts on the basket components or component stocks of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial basket component values of the basket components, and, therefore, could increase the values at or above which the basket components must close on the averaging dates so that investors do not suffer a loss on their initial investment in the Buffered PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Buffered PLUS, including on the averaging dates, by purchasing and selling the stocks constituting the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index, futures and/or options contracts on the basket components or component stocks of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. We cannot give any assurance that our hedging activities will not affect the values of the basket components, and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the Buffered PLUS that it purchases from us to an unaffiliated dealer at a price of $997.50 per Buffered PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Buffered PLUS. MS & Co. will not receive a sales commission with respect to the Buffered PLUS.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Buffered PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and

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Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Five Indices due May 8, 2025

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Validity of the Buffered PLUS:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Buffered PLUS offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Buffered PLUS will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Buffered PLUS and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.

Where you can find more information:

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, MSFL and/or Morgan Stanley will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated November 16, 2020

Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.

“Performance Leveraged Upside Securities℠” and “PLUS℠” are our service marks.

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